Exhibit 10.3

ABBOTT NUTRITION

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into to be effective as of the 25th  day of June, 2010 (the “Effective Date”), between Abbott Nutrition, Abbott Laboratories Inc., a Delaware corporation with a principal place of business at 3300 Stelzer Road, Columbus, Ohio 43219, hereafter referred to as “Abbott Nutrition”, and Blue Gem Enterprise hereinafter referred to as “Distributor”.

In consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.  DEFINITIONS

1.1  “Affiliate” means, with respect to either party, a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled, or is under common control with, such party.  As used herein, the term “control” means possession of direct or indirect power to order or cause the direction of the management and policies of a corporation or other entity whether (i) through the ownership of more than fifty percent (50%) of the voting securities of the other entity, or (ii) by contract, statute, regulation or otherwise.

1.2   “Contract Year” means the twelve months immediately following the Effective Date, and each consecutive twelve-month period thereafter.

1.3  “Intellectual Property” means the Trademarks of Abbott Nutrition and its Affiliates, whether or not registered, patents and patent applications, copyrights, trade secrets and know how (“Know How”) or other intangible property which Abbott Nutrition may have at any time created, adopted, used, registered, owned or otherwise been issued in the United States and any other location in connection with Abbott Nutrition’s business.

1.4  “Licensed Products” means the Abbott Nutrition products Distributor is authorized to distribute pursuant to this Agreement; the initial Licensed Products and their SKU's are listed on Schedule 1.

1.5  “SKU's” means stock keeping units that identify the Licensed Products by flavor and package or container type, design and size.

1.6  “Territory” means the outlets in the geographic territory in which Distributor is authorized to distribute Licensed Products described on Schedule 2.

1.7  “Trademarks” means the trademarks EAS® and Myoplex®, and such trademarks, trade dress, trade names and Licensed Product names as Abbott Nutrition has directed be used on or in respect of the Licensed Products sold within the Territory.

1.8  “Outlets” means all retail stores within the assigned territory as defined on Schedule 2

2.  APPOINTMENT

2.1  Appointment.  Abbott Nutrition hereby grants Distributor the exclusive right to distribute and sell Licensed Products only in the Territory for resale in a Cold Box in any retailer or in both the Cold Box and dry merchandise sections of Outlets, during the Term of this Agreement and does not grant Distributor any other rights of any kind to distribute or sell other Abbott Nutrition Licensed Products; provided, however, nothing in this Agreement shall be construed to limit the right of Abbott Nutrition and its Affiliates to directly or indirectly market, distribute, or sell the other Abbott Nutrition Licensed Products in the Territory to Outlets.  Distributor shall not receive any compensation for sales of the other Abbott Nutrition Licensed Products made directly or indirectly by Abbott Nutrition, or any Affiliate of Abbott Nutrition. Acceptance.  Distributor hereby accepts the foregoing appointment and agrees to use its best efforts to:

(i)  promote, sell, deliver and assure customer satisfaction for the Licensed Products within the Territory;

(ii) develop new business opportunities for Licensed Products to Outlets in the Territory;

(iii) secure extensive in-store merchandising and optimal shelf positioning for Licensed Products in the Territory, except for those National Accounts otherwise serviced pursuant to Section 2.6

(iv) permit Abbott Nutrition representatives to work sales routes with Distributor’s salesmen in the Territory, upon reasonable advance notice to Distributor;

(v) provide the resources necessary for the sale, delivery, marketing, promotion and servicing of the Licensed Products within the Territory, except for those National Accounts otherwise serviced in accordance with Section 2.6;

(vi) at least once per year, or more frequently as agreed between the parties, Distributor shall present to Abbott Nutrition its business plans in which are established targets for volume, market share and marketing plans for the Licensed Products, which targets shall not be binding on Distributor;

(vii) sell only appropriately dated Licensed Product and any out-of-date product Distributor finds in their possession or in-store cannot be sold and must be destroyed; and

(viii) comply with all of its other duties and covenants set forth herein.

2.2  Distribution Requirements.  Distributor shall achieve by the end of the first Contract Year and thereafter maintain (i) distribution levels in the independently owned Outlets as mutually agreed upon in the annual business plan, and (ii) 90% distribution in the Authorized National Accounts (“Distribution Requirements”).

2.3  Additions to Licensed Products.  Distributor shall purchase Licensed Products for distribution and sale in the Territory exclusively from Abbott Nutrition.  If Abbott Nutrition internally develops any other beverage products not currently included in the definition of Licensed Products that Abbott Nutrition intends to sell in the refrigerated beverage container at retail through direct store delivery by independent distributors within the Territory (“Additional Beverages”), Abbott Nutrition grants Distributor the first right of refusal to distribute such Additional Beverages on an exclusive basis within the Territory, on terms and conditions substantially identical to the terms and conditions set forth herein and applicable with respect to the Licensed Products.  Abbott Nutrition will provide Distributor with written notice of any Beverage Products available for distribution within the Territory (“New Product Notice”).  Within thirty days after the New Product Notice, Distributor may elect to include the products stated in the New Product Notice in the definition of Licensed Products by executing the New Product Notice and thereby amending Schedule 1 of this Agreement.  If Distributor does not execute the New Product Notice Abbott Nutrition will have the unrestricted right to enter into a distribution agreement for the product(s) included in the New Product Notice through other distributors.

2.4  Compliance with Applicable Law.  Distributor expressly agrees to comply with and abide by, all applicable federal, state and local laws, rules, ordinances, codes and regulations (including returnable container or deposit laws), as amended and all rules and regulations now existing or that may be promulgated under and in accordance with any such law or laws, as may be applicable to the Licensed Products and Distributor's activities in connection with the distribution and sale of the Licensed Products. Further, Distributor shall obtain and maintain at its own expenses all permits, licenses and other approvals necessary to enable Distributor to perform fully under this Agreement, and Distributor shall provide copies thereof to Abbott Nutrition promptly upon request.

2.5  National Accounts.  “National Account” means a group of Affiliated, centrally managed Outlets which are designated by Abbott Nutrition for national account treatment. Except as otherwise provided by applicable law, Abbott Nutrition retains the right to exclusively manage and unilaterally establish policies for any such National Accounts. So long as Distributor complies with any National Account policies and otherwise sells to and services the National Account Outlets in the Territory on terms mutually agreeable to Abbott Nutrition and the National Account, Distributor will retain the exclusive right to sell Licensed Products to National Account Outlets in the Territory. However, in the event Distributor's distribution network in the Territory does not meet the National Account requirements, Abbott Nutrition may, in its sole discretion, cease such sales through Distributor and arrange for alternate sources of supply to that National Account's Outlets in the Territory. Abbott Nutrition retains the right to manage and establish policies for such National Accounts; provided, however that Abbott Nutrition shall not require, unless the parties mutually agree, Distributor to sell Licensed Product to National Accounts at a price that is less than $5.56 cents per case above the delivered price as set forth on Schedule 3, as same may be modified from time to time pursuant to the terms of Section 4.3 of this Agreement.

2.6  Territory Limitation.  Distributor agrees not to actively, either directly or indirectly, advertise, solicit orders for, or otherwise actively promote, market or sell Licensed Products outside the Territory, Cold Box, or Outlets, without the prior written consent of Abbott Nutrition, and shall not establish, locate or utilize an office, branch, or distribution depot or utilize the Internet for the sale of the Licensed Products outside the Territory or Outlets (each, a “Transfer”). Distributor hereby further agrees not to Transfer any Licensed Products, either directly or indirectly, to any persons and/or entities within the Territory for Transfer, or to persons or entities with regard to whom Distributor has knowledge or reasonable belief will distribute and/or sell the Licensed Products outside of the Territory or Outlets, except that, subject to all of the terms and conditions of this Agreement, Distributor may Transfer Licensed Products to the extent authorized in writing by Abbott Nutrition.  Distributor shall promptly direct to Abbott Nutrition all inquiries that are related to any Transfer.

2.7  Distributor’s Representations and Warranties.  Distributor represents and warrants to Abbott Nutrition that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other person or entity.

3.  MARKETING, DISTRIBUTION AND SALES

3.1  Highest Quality Positioning. An essential element of the consideration Abbott Nutrition has bargained for in granting the exclusive distributorship under this Agreement is Distributor's agreement to position, and market, deliver, and set up the displays for all point of sale materials provided at no charge by Abbott Nutrition, in its discretion, and to promote, merchandise and distribute the Licensed Products as high quality premium products. Distributor agrees to keep Abbott Nutrition aware of product sales and trends, product performance, customer satisfaction, market shifts and trade conditions, market potential, sales forecast and recommended product changes, and, in general, to assist Abbott Nutrition in implementation of product and marketing improvements for the mutual benefit of the parties.

3.2  Promotion and Trade Marketing of Licensed Products.  Distributor shall be responsible for promotion and “trade” marketing of the Licensed Products to Outlets within the Territory; provided, however, that Distributor may not produce any written material promoting, describing or marketing the Licensed Product without Abbott Nutrition’s prior written consent.  Distributor shall aggressively distribute and encourage the utilization of merchandising aids and promotional materials provided at no charge by Abbott Nutrition, in its discretion, in all Outlets throughout the Territory.  Without in any way detracting from the foregoing, Distributor shall reasonably participate in and diligently implement all “trade” marketing and promotional programs that are mutually agreed upon by Abbott Nutrition and Distributor from time to time.  Distributor acknowledges that Abbott Nutrition makes no, and hereby disclaims any, express or implied warranty, representation, or covenant relating to or in connection with Abbott Nutrition’s discretionary marketing and promotional activities, including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Distributor shall have no claim against Abbott Nutrition and its Affiliates and hereby releases Abbott Nutrition and its Affiliates from all and any claims by, and/or liability to, Distributor of any nature for Abbott Nutrition’s failure to successfully market and promote, or adequately market and promote, the Licensed Products or arising from or relating to or in connection with any marketing activities procured, provided or performed by Abbott Nutrition or Abbott Nutrition’s decision, in its discretion, not to procure, provide or perform such activities.

3.3  Reports. Distributor will maintain accurate and complete books and records concerning its performance in connection with this Agreement. Abbott Nutrition may inspect such books and records during Distributor's regular business hours. Within fifteen (15) days after the end of each calendar month, within thirty (30) days after the end of Distributor's fiscal year, and within thirty (30) days after termination of this Agreement, Distributor will furnish to Abbott Nutrition a statement setting forth its purchases, and aggregate sales (on a depletion basis) to Outlets of Licensed Products, expressed in actual case sales (SKU's) for such period, including the name, address, zip code and quantity of the Licensed Products (“Reports”).

4.  PURCHASE OF PRODUCT

4.1  Purchase and Sale of Licensed Products. Distributor will purchase Licensed Products only from or as directed by Abbott Nutrition. Abbott Nutrition will sell to Distributor such quantities of Licensed Products as Distributor shall require to fulfill its obligations hereunder for the price and on the shipment terms set forth in Section 4.4. Abbott Nutrition shall use reasonable efforts to accommodate Distributor's request to ship the Licensed Products on the requested shipment dates. Abbott Nutrition shall use reasonable efforts to notify Distributor if it is unable or will fail to comply with such requested shipment dates.

4.2  Payment. Payment is due in full to Abbott Nutrition within thirty (30) days after delivery of the Licensed Products, with a two percent (2%) discount if payment is received within ten (10) days after receipt of goods (two percent (2%) ten (10) days, net thirty-five (35) days). Abbott Nutrition has the right to change the credit terms applicable to Distributor's future purchases at any time upon reasonable notice, provided that any such changes in credit terms are consistent with credit policies that are generally applicable and consistently applied by Abbott Nutrition.

4.3  Prices for Licensed Products. The initial delivered wholesale prices for Licensed Products (including freight and shipping terms and charges) are set forth on Schedule 3. Abbott Nutrition reserves the right to change prices on no less than sixty (60) days' prior written notice to Distributor. Distributor's orders will be honored at the price in effect at the time they are received by Abbott Nutrition, provided Distributor takes delivery prior to the effective date of the price changes.

4.4  Forecasts, Purchase Orders and Delivery.

(a)  Forecasts.  No later than the first day of the month following the Effective Date, Distributor shall provide Abbott Nutrition with a quarterly forecast of Distributor’s requirements for each SKU of the Licensed Products for the subsequent 12 month period.

(ii)  Purchase Orders.  All purchase orders for Licensed Products shall be transmitted in writing or electronically, shall specify a reasonable date and time for delivery with a lead time of at least ten (10) days.  Each order shall be for a minimum of one (1) pallet and each pallet shall contain only one (1) SKU.  Each order shall be subject to written or electronic acceptance by Abbott Nutrition at its discretion, and shall not be binding upon Abbott Nutrition unless and until so accepted.  Any purchase order issued by Distributor is for administrative convenience only.  In the event of any conflict between the provisions of this Agreement (including the Schedules) and any purchase order, the provisions of this Agreement (including the Schedules) shall prevail and govern and any additional terms in the purchase order shall be inapplicable.

4.5  Abbott Nutrition’s Warranty.  Abbott Nutrition’s Warranty.  Abbott Nutrition warrants to Distributor that its Licensed Products will substantially conform to Abbott Nutrition's published specifications for such Licensed Products for a reasonable period of time from the date of shipment of Licensed Product to Distributor by Abbott Nutrition, but not to exceed the Licensed Product expiration date, and when delivered to Distributor, shall have a remaining shelf life of not less than six (6) months. Abbott Nutrition warrants that all Licensed Products, all food additives in the Licensed Products, or all substances for use in, with, or for the Licensed Products, comprising each shipment or other delivery hereby made by Abbott Nutrition to, or on the order of, Distributor are hereby guaranteed as of the date of such shipment to be, on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, including the Food Additives Amendment of 1958 (the “Act”) or within the meaning of any substantially identical and applicable state food and drug law, if any, and are not articles which may not under the provisions of Sections 404, 505, or 512 of the Act, be introduced into interstate commerce. ABBOTT NUTRITION WILL REPLACE ANY LICENSED PRODUCT CONFIRMED BY ABBOTT NUTRITION AS DEFECTIVE OR REFUND THE PURCHASE PRICE PAID BY DISTRIBUTOR FOR SUCH DEFECTIVE LICENSED PRODUCT, AT ABBOTT NUTRITION'S SOLE OPTION, DURING SAID PERIOD.  THIS WARRANTY IS CONTINGENT UPON PROPER WAREHOUSING, SHIPMENT AND USE OF LICENSED PRODUCTS IN THE APPLICATION FOR WHICH THEY WERE INTENDED AS INDICATED IN THE LICENSED PRODUCT LABEL CLAIMS, AND ABBOTT NUTRITION MAKES NO WARRANTY (EXPRESS, IMPLIED, OR STATUTORY) FOR LICENSED PRODUCTS THAT ARE MODIFIED, REPACKAGED, RELABELED OR SUBJECTED TO UNUSUAL PHYSICAL OR ENVIRONMENTAL STRESS.  Except as required by law, Distributor shall not pass on to its customers a warranty or limitation of liability which is more protective of such customers than the warranty (including the limited remedy and exclusions) set forth in this Section 4.5 and the limitations of warranty and liability set forth in this Agreement, including without limitation Sections 4.6 and 15.  The foregoing is in lieu of all other warranties.

4.6  LIMITATION OF WARRANTY.  EXCEPT FOR THE LIMITED WARRANTY PROVIDED IN SECTION 4.5 OF THIS AGREEMENT, ABBOTT NUTRITION GRANTS NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, IN ANY COMMUNICATION WITH DISTRIBUTOR OR CUSTOMERS, OR OTHERWISE REGARDING THE LICENSED PRODUCTS, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, OR THEIR MERCHANTABILITY.  ABBOTT NUTRITION NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO MAKE OR ASSUME ANY OTHER LIABILITIES ARISING OUT OF OR IN CONNECTION WITH THE SALE OR USE OF ANY LICENSED PRODUCT. THE REMEDIES OF THE DISTRIBUTOR SET FORTH HEREIN SHALL BE THE ONLY REMEDIES AVAILABLE. IN NO EVENT SHALL ABBOTT NUTRITION BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE DISTRIBUTOR. ABBOTT NUTRITION SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES OR PROFITS, WHETHER A CLAIM FOR SUCH DAMAGES IS BASED UPON WARRANTY, CONTRACT, TORT, COMMON LAW, STATUTE OR OTHERWISE.

4.7  Distributor Warranty Indemnity.  Distributor shall indemnify, defend and hold Abbott Nutrition harmless against all claims, liabilities, costs and expenses (including the reasonable fees of attorneys and other professionals) incurred by, or threatened against, Abbott Nutrition in connection with any representation or warranty by Distributor or Distributor's personnel inconsistent with the foregoing limited warranty and disclaimer and publications of Abbott Nutrition concerning the Licensed Products.

4.8  Product Returns. Except as expressly set forth in Section 4.9 of this Agreement, Abbott Nutrition will not accept any returned Licensed Product, for any reason, from Distributor.  All expired Licensed Products shall be the sole responsibility of the Distributor.

4.9  Defective and Improper Delivery; Returns.  The following provisions shall apply:

(i)  Distributor shall inspect all Licensed Products upon delivery in a commercially reasonable manner.

(ii)  In the event that (a) any Licensed Product delivered to Distributor is patently defective and thereby fails to meet the relevant specifications and such defect is a result of Abbott Nutrition’s manufacture or packaging, or (b) a delivery is short or is not made, Distributor shall notify Abbott Nutrition within fifteen (15) days of receipt of such shipment or lack thereof.  Upon receipt of such notice, and at Abbott Nutrition’s option, Abbott Nutrition’s sole obligation shall be to: (1) replace any defective Licensed Product, (2) make up the shortfall, or (3) refund any invoiced purchase price to Distributor.

(iii)  Failure by Distributor to give notice of defective or damaged Licensed Product within fifteen (15) days of receipt, or in the case of a latent defect, within fifteen (15) days of discovery of such defect, shall be deemed a waiver by Distributor of Abbott Nutrition’s obligations as stated herein.

5. HANDLING OF LICENSED PRODUCTS

5.1  Quality Control.  Distributor will be responsible for maintaining the quality of all Licensed Products in its possession or under its control. Distributor agrees to use the warehousing practices, inventory control, product rotation (including at Outlets), handling and other quality control procedures which Abbott Nutrition reasonably may specify or, if not so specified, which are consistent with national brand industry standards in effect in the Territory. Distributor will promptly notify Abbott Nutrition of any quality problems that come to its attention, and of the steps being taken to correct each such problem. Distributor agrees to keep complete and accurate records of the disposition and location of all Licensed Products distributed by it in order to facilitate tracing.

5.2  Customer Complaints.  Distributor will give Abbott Nutrition prompt written notice of any complaints involving Licensed Products it has distributed. In recognition of the importance of protecting the Trademarks, Abbott Nutrition’s business, and associated goodwill, Distributor agrees to consult with Abbott Nutrition before taking any steps to resolve any complaint.

5.3  Inventory.  Distributor shall maintain, at its own expense, an adequate inventory of reasonable quantities of Licensed Products, for the proper sale, promotion and delivery of the Licensed Products and for assuring customer satisfaction with and needs for the Licensed Products in the Territory.  Such inventory shall be stored in accordance with the provisions of Schedule 4.

6.  INTELLECTUAL PROPERTY RIGHTS

6.1  Intellectual Property Rights.  Distributor shall have a non-exclusive license to use the Trademarks for the sole purpose of promoting, selling and distributing Licensed Products.   Distributor acknowledges that exclusive ownership of and title to the licensed Trademarks and other Intellectual Property shall at all times remain with Abbott Nutrition.

6.2  Distributor Covenants.  Distributor shall comply with the following provisions:

(i)  Distributor shall not dispute or contest or assist others to dispute or contest the validity of any of Abbott Nutrition's Intellectual Property.  In addition, if Distributor so disputes or contests or assists others to dispute or contest the validity of any of the foregoing rights of Abbott Nutrition, Abbott Nutrition shall have the right to terminate this Agreement immediately upon written notice to Distributor.  This covenant not to contest shall not, however, apply to the validity of any U.S. letters patent owned by Abbott Nutrition or to the extent this covenant is invalid under applicable law.

(ii) Distributor shall not omit or alter patent numbers, trade names or trademarks, indications of copyright numbers or series or any other Abbott Nutrition markings affixed on the Licensed Products obtained from Abbott Nutrition, or alter Licensed Product labeling.  Distributor shall not tamper with or alter the packaging of Licensed Products as provided by Abbott Nutrition.  Distributor shall sell the Licensed Products in the Territory under Abbott Nutrition's name.  Distributor shall not take any action which would, or fail to take any action where such failure would, directly or indirectly, have an adverse effect upon the Trademarks or goodwill of Abbott Nutrition.  Upon any termination of this Agreement, Distributor shall cease all use of the Trademarks of Abbott Nutrition and its Affiliates, shall not employ in any way any other word, mark, sign, symbol or name associated with the Licensed Products, and shall not use any trademarks, copyrights, trade names, or product names which are confusingly similar to the Trademarks.  Distributor shall in no event use any such Trademarks in connection with any products other than the Licensed Products.

(iii)  Distributor shall acquire no rights or other interest in the Trademark and Abbott Nutrition’s trade name, trade dress or any other trademark or other Intellectual Property right owned or otherwise controlled by Abbott Nutrition except as explicitly provided by this Agreement.  All uses by Distributor of the Trademarks shall inure solely to the benefit of Abbott Nutrition.  Distributor understands and agrees that it is not authorized to use the Abbott Nutrition name in connection with its general business or to imply to third parties that its relationship with Abbott Nutrition is other than as a sales distributor under this Agreement.  Distributor may only use the Trademarks in strict accordance with Abbott Nutrition’s policies and instructions, and Abbott Nutrition reserves the right, from time to time and at any time, at its discretion, to modify such policies and instructions then in effect.  Distributor shall hold Abbott Nutrition harmless and indemnify it against any liability, including attorney's fees and other costs of defense, resulting from actions of third parties claiming injury or loss as a result of the failure by Distributor to honor this Section.

(iv)  All representations of Abbott Nutrition's Trademarks that Distributor intends to use apart from as provided to Distributor from Abbott Nutrition shall first be submitted to Abbott Nutrition for written approval, particularly, but not limited to review of design, color, and other details.  If any of Abbott Nutrition's Trademarks are to be used in conjunction with another trademark on or in relation to Licensed Products, then Abbott Nutrition's mark shall be presented equally legibly, equally prominently, and of greater size than the other but nevertheless separated from the other so that each appears to be a mark on its own right, distinct from the other mark.  In advertising, promotions, or in any other manner so as to identify Licensed Products, Distributor shall clearly indicate Abbott Nutrition’s ownership of the Trademarks.

(v)  Distributor agrees to protect Abbott Nutrition's Licensed Products against all suspected limitations and unfair competition by others, and will give Abbott Nutrition written notice of any such conduct. Distributor agrees to cooperate with Abbott Nutrition, at Abbott Nutrition's request and expense, and take whatever action is required to cause the termination of such conduct including but not limited to the execution and delivery in accordance with Abbott Nutrition’s request of such documents and instruments as may be necessary or appropriate in such proceedings.  Abbott Nutrition reserves the right to take whatever action it deems appropriate to protect its Trademarks.

(vi)  Distributor shall not use the name of Abbott Nutrition in any manner, including in its advertising or business name.  Distributor shall not use any of Abbott Nutrition’s Trademarks in its business name.

7.  RECALLS

7.1  Recall or Advisory Actions.  In the event Abbott Nutrition elects, or any governmental action requires, the recall, withdrawal, destruction, or withholding from market of any Licensed Product sold hereunder (a “Recall”), then in each instance Abbott Nutrition will promptly notify Distributor of same in writing or by electronic means, and Distributor shall fully cooperate with Abbott Nutrition and take all reasonable measures to Recall the Licensed Products.  Abbott Nutrition will determine the manner, text and timing of a Recall and any publicity to be given such matters in time to comply with any applicable regulatory requirements.  Abbott Nutrition shall have the right to control the arrangement of any Recall, and Distributor shall cooperate with respect to the reshipment, storage or disposal of recalled Licensed Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users.  Distributor shall promptly refer to Abbott Nutrition, for exclusive response by Abbott Nutrition, all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Licensed Products, or which in any way could be detrimental to the image or reputation of Abbott Nutrition or the Licensed Products, and shall notify Abbott Nutrition of any governmental, customer or consumer inquiries regarding the Licensed Products about which Distributor becomes aware.  To the extent the Recall results from any cause or event attributable to Distributor, its Affiliates or agents, including without limitation, the overlabeling, marketing, advertising, warehousing, packaging, or shipment thereof, Distributor shall be responsible for the expense of the Recall.  To the extent a Recall results from the manufacture, warehousing, or distribution of Licensed Product by Abbott Nutrition or its Affiliates, or other cause or event attributable to Abbott Nutrition or its Affiliates, Abbott Nutrition shall be responsible for the expense of the Recall.

8.  ASSIGNMENT

8.1  Assignment by Abbott Nutrition.  Abbott Nutrition may assign this Agreement to any person or entity without the consent of Distributor.

8.2  No Assignment or Transfer by Distributor; Sub-Distributors.

(i)  No Assignment. This Agreement is being entered into by Abbott Nutrition on the basis of careful investigation of Distributor's reputation and experience and the know-how of its personnel.  This Agreement and Distributor's duties and privileges may not be transferred or assigned, in whole or in part, directly or indirectly, including, without limitation, by assignment, pledge or hypothecation, merger, consolidation, reorganization or similar event, or control of Distributor, sale or transfer of securities, or otherwise by operation of law, or sale of all or a substantial portion of Distributor's business or assets, or otherwise without the prior written approval of Abbott Nutrition.  Abbott Nutrition will not unreasonably withhold assignment.

(ii)  Sub-distributors. No sub-distributor for any Licensed Products or portions of the Territory may be appointed without Abbott Nutrition's prior written approval.   Any request for approval of a sub-distributor must be made in writing at least thirty (30) business days prior to the proposed appointment. Distributor agrees to promptly furnish such information as Abbott Nutrition reasonably may request to assess such request.  Abbott Nutrition acknowledges that Distributor intends to appoint certain sub-distributors with respect to certain specified portions of the Territory, all as identified on Exhibit B hereto. Distributor’s appointment of sub-distributors, other than the sub-distributors identified on Exhibit B as of the Effective Date, shall be to supplement and augment but not to replace or substitute, wholly or partially, any of Distributor’s obligations or any of Distributor’s resources, performance capabilities and/or ability to fully perform all of Distributor’s obligations under this Agreement.  Distributor's agreement with any sub-distributor must be approved by Abbott Nutrition in writing, and must provide Distributor with the ability to exercise all of the rights and powers with respect to such sub-distributor as this Agreement provides Abbott Nutrition with respect to Distributor, so that if Abbott Nutrition exercises a right hereunder, Distributor will have the power to comply with respect to all Licensed Products and all of the Territory by exercising corresponding rights with respect to each sub-distributor. Distributor will be responsible for monitoring and regulating the conduct of all sub-distributors and/or Distributor-appointed owner operators.  Distributor will ensure that any approved sub-distributor meets the quality, financial, legal, ethical and technical requirements to sub-distribute the Licensed Products in accordance with applicable laws and with the standard of care that is commercially reasonable and that could be reasonably expected in the nutritional beverage industry. The approved appointment of sub-distributors under this Section will not release the Distributor from any of its rights and obligations under this Agreement and Abbott Nutrition will continue to hold the Distributor responsible for, and the Distributor will hold Abbott Nutrition harmless from, any acts of its sub-distributors in the performance of this Agreement.

9.  TERM

The period during which this Agreement remains in effect is referred to as the “Term”. The initial Term will commence on the Effective Date and will continue for three (3) years, unless terminated sooner pursuant to Sections 10 or 11. Thereafter, provided neither party is in default, this Agreement will automatically renew for separate, successive one (1) year renewal periods, unless (i) earlier terminated pursuant to Sections 10 or 11 or, (ii) either party is notified in writing of the other party's decision that the Agreement shall be terminated at least ninety (90) days in advance of the end of the Term or then-current renewed Term, or such longer notice period as may be required by applicable law.

10.  TERMINATION FOR CAUSE

10.1  Termination for Cause.  Unless otherwise provided by applicable law, this Agreement may be terminated by either party if the other party breaches or fails to perform or observe any of its representations, covenants or obligations hereunder, upon written notice stating the nature and character of such failure and allowing the breaching party thirty (30) days to cure such failure; provided, however, if such failure is of such a nature that it can not reasonably be cured within thirty (30) days, then the breaching party shall have an additional thirty (30) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its best efforts to cure such breach.  If such failure has not been corrected within the applicable cure period, the party that delivered such notice may terminate this Agreement immediately upon further written notice to the breaching party to such effect.

10.2  Automatic Termination. This Agreement will immediately terminate, without further act or notice, upon the happening of any of the following events, unless otherwise provided by applicable law:

(i)  A party hereto becomes insolvent, or files a voluntary petition, or acquiesces to an involuntary petition, pursuant to any bankruptcy act or law, or an order is entered in any involuntary proceeding which remains unstayed for more than thirty (30) days, or a petition is filed for, or a party consents to the appointment of, or possession is taken by, a trustee, receiver or similar official for a party or all or a substantial part of its business, or an order is entered appointing any such official which remains unstayed for more than thirty (30) days; or

(ii)  A party ceases all or a material part of, or makes a material change in, its business, or an order is entered by a court of competent jurisdiction decreeing the dissolution of a party (otherwise than in the course of a bona fide reorganization or restructuring previously approved in writing by the other party) or the administration or the occurrence of any analogous event.

10.3  Abbott Termination Rights. Unless otherwise provided by applicable law, this Agreement may be terminated by Abbott Nutrition immediately upon giving notice to Distributor, if (i) Distributor transfers or attempts to transfer, directly or indirectly, any of its rights or privileges hereunder in violation of Section 8; (ii) Distributor negligently or fraudulently acts or fails to act with respect to its reporting obligations hereunder, including Reports as provided in Section 3.3; (iii) Distributor fails to perform any advertising, promotional, merchandising, funding, rebate or similar program established by Abbott Nutrition; (iv) Distributor fails to obtain by the end of the first Contract Year or thereafter maintain the Distribution Requirements in Section 2.3; or (v) there is any material change in the control of Distributor or Distributor sells all or substantially all of its assets, without the prior written consent of Abbott Nutrition.

10.4  Other.  Certain other provisions of this Agreement address additional termination rights of the parties.

11.  TERMINATION WITHOUT CAUSE

11.1  By Agreement or Upon Notice.  By mutual written agreement, the parties may terminate this Agreement at any time.  In addition, the parties acknowledge that either of them may wish to terminate this Agreement without reference to or the need to document the occurrence of defaults, breaches or shortcomings of the other. Accordingly, either party may terminate this Agreement without compensation to the other, for any reason or no reason at all, upon ninety (90) days' prior written notice in writing with mutually signed agreement that both parties agree to terminate this agreement with no compensation to the other, or such longer notice period as may be required by applicable law, effective as of the expiration of such notice period or, if terminated by Distributor, such earlier date (if any) as Abbott Nutrition may specify.

11.2  Liquidated Compensation to Distributor for Termination Without Cause.  (i) If Abbott Nutrition terminates this Agreement without cause as provided in Section 11.1, Distributor shall, provided it complies in all material respects with its obligations below, be entitled to receive Liquidated Compensation. The payments of such Liquidated Compensation conclusively shall be deemed to be in full and complete satisfaction of all claims and causes of action Distributor may have relating in any way to the termination hereof, and, to the extent allowable by law, to supersede any applicable statute or rule regulating termination of distribution agreements or similar matters, or otherwise. Distributor agrees to confirm the foregoing in a written instrument reasonably acceptable to Abbott Nutrition as a condition to payment of such Liquidated Compensation.

(ii)       As used herein:  (a) “Liquidated Compensation” means 2 times the Gross Profit actually earned by the Distributor from the sale of the Licensed Products during the twelve (12) full calendar months immediately preceding the effective date of termination; (b) "Gross Profits" means Distributor's Net Selling Price of all Licensed Products less the Net Invoice paid by Distributor to Abbott Nutrition; (c) "Net Invoice" means Abbott Nutrition’s total invoice price for all Licensed Products sold to Distributor during such period, net of all discounts, allowances and rebates; (d) "Net Selling Price" means Distributor’s average selling price for all Licensed Products sold to Distributor's customers during such period, net of all discounts, allowances and rebates, plus all bill-backs and marketing or promotional support payments paid or payable to Distributor from Abbott Nutrition during such period.

(iii)  Distributor shall provide to Abbott Nutrition the following information to support its calculation of Liquidated Compensation:  (a) a detailed schedule enumerating each and every account served by the Distributor, and/or as available by owner operator, with Abbott Nutrition products directly  (b) detailed information relating to each account indicating servicing, prices, delivery frequency, promotions and all other relevant information necessary to continue servicing said account in an orderly fashion; and (c) detailed financial statements/records supporting the claim for Gross Profits to also include sales by volume and dollars, by account for the immediately preceding six (6) month period, upon which Liquidated Compensation is to be based.

(iv)  Abbott Nutrition shall have sixty (60) days after Abbott Nutrition receives such information to review Distributor’s books and records in accordance with Section 3.3.  Provided such review supports the Distributor’s calculation of Liquidated Compensation, Abbott Nutrition shall have thirty (30) days to make such payment to Distributor.

12.  EFFECT OF TERMINATION; POST-TERMINATION

12.1  Cessation of Privileges; Accounting; Right of Set-Off. Upon termination of this Agreement:

(i)  all rights and privileges of Distributor hereunder will cease and Distributor will immediately discontinue the sale of Licensed Products and the use of the Marks, including, but not limited to use of the Marks in domain names, URL's, websites, business names, directory listings, or any other printed or digital media;

(ii)  Abbott Nutrition may cancel unfilled orders and stop any shipment to Distributor; and

(iii)  the parties promptly will do an accounting of and settle all outstanding amounts owed one another on account of promotions, discounts, charge-backs, cooperative or other optional advertising programs.

12.2  Distributor Inventory. Upon notice of termination of this Agreement, Distributor will furnish Abbott Nutrition with an itemized list of its inventory of all Licensed Products by SKU's, and of all packaging, advertising, promotional and other materials bearing any of the Marks, wherever located. Abbott Nutrition may make an inspection of such inventory. Within forty-five (45) days after the effective date of termination, Abbott Nutrition will purchase (a) all of Distributor's saleable and unopened inventories of Licensed Products with at least six months of shelf-life remaining, which are in good and merchantable condition, in the reasonable opinion of Abbott Nutrition, at Distributor's floor cost plus agreed handling costs, not to exceed One Dollar ($1.00) per case, and (b) all other inventories of visible materials related to the Licensed Products that cannot otherwise be utilized by the Distributor, at Abbott Nutrition’s net book value.

12.3  Continued Supply of Licensed Products After Termination.  In the event Abbott Nutrition continues to supply Licensed Products to Distributor for any reason following the termination of this Agreement, Distributor acknowledges and agrees that any such action shall not constitute a waiver of Abbott Nutrition’s rights under this Agreement or a reinstatement, renewal or continuation of the term of this Agreement.  Abbott Nutrition and Distributor agree that if Abbott Nutrition, in its discretion, continues to supply Licensed Products to Distributor following the termination of this Agreement on a mere purchase order basis, (a) Distributor shall be prohibited from selling or otherwise transferring Licensed Products except to Outlets within the Territory, (b) Distributor shall promptly pay the prices of the Licensed Products in full (without deduction or set-off for any reason) in accordance with the payment terms set forth in Abbott Nutrition’s invoice, (c) such continued supply by Abbott Nutrition shall not in any way constitute a renewal or reinstatement of this Agreement, and (d) Abbott Nutrition shall have the right, in its sole discretion, to discontinue supplying Licensed Products to Distributor at any time, with a 15 day  notice to Distributor.

12.4  Survival. Sections 3.3, 4.7, 4.8, 6.2, 7, 12, 14, 15, 17, 18, 20 and 30 will survive termination of this Agreement.

12.5  Sole Remedy.  The express provisions of this Agreement providing for certain rights and obligations of each party upon termination shall constitute the sole and exclusive remedy for any termination of this Agreement, subject to the limitations expressly set forth in this Agreement.

13.  FORCE MAJEURE

Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder) caused by an event outside the affected party’s reasonable control, shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay.  Such events shall include, without limitation, acts of God; acts of the public enemy; terrorist acts; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected.  The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

14.  INDEMNIFICATION

14.1  By Distributor.  Distributor agrees to defend, indemnify and hold Abbott Nutrition harmless for any and all claims, demands, costs, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses), incurred by, or threatened against, Abbott Nutrition, regardless of the claimant or the claimant’s place of filing a claim, resulting from or any way associated with a claim in connection with: (i) the breach of any representation or warranty by Distributor or Distributor's officers, directors, employees, sub-distributors, or agents acting on behalf of Distributor, (ii) any act or omission of Distributor relating to Distributor’s distribution, storage, marketing, selling or supply of Licensed Products, and/or (iii) Distributor’s other breach of this Agreement.

14.2  No Joinder.  Distributor agrees not to join Abbott Nutrition or any Abbott Nutrition employee as a party in any action at law or in equity or in any other proceeding, arising out of the liabilities, duties and responsibilities that Distributor assumes or performs pursuant to this Agreement.  Distributor shall promptly notify Abbott Nutrition of any and all actions at law or equity or claims or governmental administrative proceedings of which it becomes aware, arising out of the operation or performance of this Agreement.

14.3  By Abbott Nutrition.  Abbott Nutrition shall defend and/or settle third party claims brought against Distributor alleging personal injury liability that is proximately and solely caused by defects in Licensed Products supplied to Distributor by Abbott Nutrition and shall pay any damages finally awarded in connection therewith, provided that (i) such defect existed at the time the Licensed Product was shipped by Abbott Nutrition; (ii) the Licensed Product has not been subject to misuse, negligence or accident; and (iii) Distributor promptly notifies Abbott Nutrition of such claims, gives Abbott Nutrition sole control over the defense and/or settlement of such claims, and provides Abbott Nutrition with full information and reasonable assistance in the defense of such claims.

14.4  Third Party Claim.  If any action or proceeding (a “Third Party Claim”) is brought by a person or entity not a party to this Agreement against either party hereto which, if proven and paid by such party, would give such party a right of indemnity under Section 14.1 or 14.3 (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification (the “Indemnifying Party”) in writing to that effect.  If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such Third Party Claim to the extent (but only to the extent) any delay in such notice prejudices the Indemnifying Party’s ability to defend same.  The Indemnifying Party shall have the right to defend the Third Party Claim at the Indemnifying Party’s sole cost, by counsel satisfactory to Indemnifying Party.  If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve the Third Party Claim, Indemnified Party may defend the Third Party Claim using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending the Third Party Claim.

14.5  Survival.  The indemnification obligations of the Parties set forth in this Section 14 shall apply during the Term and for a period of five (5) years after the expiration or other termination of this Agreement, after which time they shall terminate, except with respect to claims notified to the indemnifying party prior to the expiration of said five year period.

15.  LIMITATION OF LIABILITY

15.1  LIMITS AND EXCLUSIONS.  ABBOTT NUTRITION'S LIABILITY ARISING OUT OF THIS AGREEMENT, THE TERMINATION THEREOF, AND/OR SALE OF THE LICENSED PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE DISTRIBUTOR FOR THE PRODUCT.  ABBOTT NUTRITION SHALL NOT BE LIABLE TO DISTRIBUTOR OR ANY OTHER PARTY FOR ANY DAMAGES CAUSED BY FAILURE TO MAKE SHIPMENT ON ANY ORDER OR CONTRACT OR FOR DELAY IN DELIVERY OF ANY PRODUCT.  IN NO EVENT SHALL ABBOTT NUTRITION BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, OR ANY OTHER SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE LICENSED PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, AND WHETHER OR NOT ABBOTT NUTRITION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN OR IN THE LIMITED WARRANTY APPLICABLE TO THE LICENSED PRODUCTS.

15.2  SEVERABLE PROVISIONS.  EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.

16.  RELATIONSHIP OF PARTIES

The parties are independent contractors and not agents, partners or joint venturers of one another. Each party will maintain complete control over its respective employees and agents and over its relationship with its respective agents and contractors. Nothing herein creates any contractual relationship (whether employment or otherwise) between a party and any agents or contractors of the other party. Each party will perform its obligations hereunder in accordance with its own methods, subject only to compliance with this Agreement.  Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other party, or to bind the other party to any contract, agreement or undertaking with any third party, and no conduct of a party shall be deemed to infer such right. Neither party will be liable for any debts, acts, obligations or torts of the other or its agents, servants or employees. Distributor has not paid nor agreed to pay any direct or indirect fee, royalty or other consideration for the rights conferred on it hereby, and agrees that it is not a franchisee nor the purchaser of a business opportunity within the meaning of, and hereby expressly waives, to the fullest extent permitted by law, the benefits of and any claim under, any statute or rule regulating franchises, business opportunities, dealerships, distribution agreements or similar matters, or any so-called franchisee or distributor protection, or business opportunity or dealership, laws. It is specifically acknowledged that Distributor is not required to maintain an office, warehouse, or place of storage or other facility within the Territory.

17.  INSURANCE

17.1  Distributor Insurance.  On or prior to the Effective Date, Distributor shall, at its own cost and expense, obtain and thereafter maintain in full force and effect the following insurance during the Term and for a period of not less than two (2) years following termination of this Agreement:

(i)  Worker’s Compensation and Occupational Disease Insurance with statutory limits and Employer’s Liability coverage with a minimum limit of Five Hundred Thousand Dollars (US$500,000) per occurrence or (if greater) per state requirements;

(ii)  Automobile Liability Insurance with a single limit of liability per occurrence of Two Million Dollars (US$2,000,000) covering all owned, non-owned and hired vehicles; and

(iii)  General Liability Insurance including Professional Liability Insurance naming Abbott Nutrition and its subsidiaries as additional insureds with a minimum limit of Two Million Dollars (US$2,000,000) per occurrence and Ten Million Dollars (US$10,000,000) in aggregate with a recognized insurer rated by A.M. Best “A (IX)” or better.

17.2  Abbott Nutrition, its Affiliates and their respective directors, officers, employees and agents shall be named as an “additional insured” under this general liability coverage.  Within ten (10) days of the after execution of this Agreement, Distributor shall provide Abbott Nutrition with a certificate of insurance evidencing such insurance, in a form satisfactory to Abbott Nutrition.  The evidence of insurance shall include a statement by the insurer that the policy or policies will not be cancelled or materially altered without giving at least thirty (30) days' prior written notice to Abbott Nutrition.  Distributor shall obtain the prior written consent of Abbott Nutrition before implementing any material change or cancellation of the insurance coverage agreed upon herein.  Distributor shall not make any changes to coverage thresholds that bring Distributor’s required coverage below the minimum requirements stated in this Agreement.  Unapproved reductions in any coverage threshold may result in termination of this Agreement.  Should Distributor, for any reason, fail to procure or maintain the insurance required by this Agreement a breach of this Agreement shall result.  Abbott Nutrition shall then have the right and authority (but not the obligation) to procure such insurance and to charge same to Distributor, which charges shall be payable by Distributor immediately upon notice from Abbott Nutrition.

18.  CONFIDENTIALITY

18.1  Confidential Information. During the Term, the parties will from time to time disclose to one another non-public information concerning their respective businesses and operations (including plans and trade secrets and the terms of this Agreement) which is confidential and proprietary (“Confidential Information”). Without the prior written approval of the other party, each of the parties agrees that Confidential Information disclosed by the other will not be disclosed or used by it except in connection with this Agreement, other than disclosure to those of its employees, agents and representatives on a reasonable need-to-know basis and who agree to honor the provisions of this Section. Distributor and Abbott Nutrition further agree to hold all information and materials provided to each other, and the terms of this Agreement strictly confidential and shall not disclose such information and materials to any third party (except as to Distributor and Abbott Nutrition's business advisors, legal counsel, tax advisors, and the like) without the prior written consent of the other party. No press releases, publicity statements or other information regarding this Agreement shall be released by the other party hereto without the prior written approval of the other party. Each of the parties will be responsible for any breach of this Section by, and jointly and severally liable with, its employees, agents and representatives.

18.2  Exclusions.  Notwithstanding the foregoing, with regards to obligations of nondisclosure or limitations as to use, no party hereto shall have any liability to the other party with respect to the disclosure and/or use of any information or materials which one party can establish to have (i) become publicly known without breach of this Agreement; (ii) been known to such party, without any obligation of confidentiality, prior to disclosure of such information by the other party; (iii) been received in good faith by such party from a third party source having the right to so disclose; or (iv) been required by law to be disclosed, or necessary to enforce a party’s rights hereunder.

18.3  Duration of Confidentiality Obligation. The confidentiality obligations described herein shall commence on the date of disclosure of the Confidential Information and shall continue (i) for Confidential Information which qualifies as a trade secret under applicable law, at all times thereafter so long as such Confidential Information so qualifies as a trade secret; and (ii) for all other Confidential Information, for a period of five (5) years following expiration or termination of the Agreement.

18.4  Return of Confidential Information. Upon termination of this Agreement, neither party thereafter will use or disclose any Confidential Information received from the other, and will promptly (i) return each and every copy thereof, whether in written or electronic form, or (ii) upon request of the other party, destroy the same together with all documents and materials which contain or are based upon such Confidential Information provided, however, that the receiving party may retain one archival copy thereof, to be stored in a secure location in accordance with this Section 18, for the purposes of determining and enforcing any continuing confidentiality obligations.

19.  NO OTHER COMPENSATION; NO INCOME OR PROFITS REPRESENTATION

(i)  Distributor and Abbott Nutrition hereby agree that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by Distributor to Abbott Nutrition and by Abbott Nutrition to Distributor in connection with the transactions contemplated herein. Neither Abbott Nutrition nor Distributor previously has paid or entered into any other commitment to pay, whether orally or in writing, any Abbott Nutrition or Distributor employee, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

(ii)  Abbott Nutrition makes no representation, warranty or guarantee whatsoever regarding sales, profits, income, or earnings that the Distributor may realize from this distribution relationship.  Distributor acknowledges same and hereby assumes all risk of business success or failure of the Distributor in the sales of the Licensed Products under this Agreement.

20.  DEBARMENT AND EXCLUSION

20.1  Distributor represents and warrants that neither it, nor any of its employees nor agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual.  Distributor further covenants, represents and warrants that if, during the Term, it, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, Distributor shall immediately notify Abbott Nutrition, and Abbott Nutrition shall have the right to terminate this Agreement immediately. For purposes of this provision, the following definitions shall apply:

(i)  A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.

(ii)  A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

(iii)  An “Excluded Individual” or “Excluded Entity” is (a) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (b) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(iv)  A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

20.2  Distributor further covenants, represents and warrants that if, during the Term, it, or any of its employees or agents providing services under this Agreement, becomes or is the subject of a proceeding that could lead to that person becoming, as applicable, a Debarred Individual or Debarred Entity, Distributor shall immediately notify Abbott Nutrition, and Abbot Nutrition shall have the right to immediately terminate this Agreement.

21.  GOVERNING LAW

21.1  This Agreement or the performance, enforcement, breach or termination hereof shall be construed, governed, and interpreted in accordance with the laws of the State of Ohio, United States of America, without regard to conflict of laws principles and the provisions of the United Nations Convention on the International Sale of Goods, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  The parties agree that the venue for any claims or proceeding relating to the provisions of this Agreement or in any way arising out of or relating to the relationship of the parties hereunder shall be the federal and state courts located in Franklin County, State of Ohio. The parties irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either party.

22.  NOTICE

Any notices required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be sent by recognized national or international overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the following addresses or facsimile numbers of the recipient.

If to Distributor:

With a copy to:

If to Abbott Nutrition:

Abbott Laboratories Inc.
Abbott Nutrition
3300 Stelzer Road
Columbus, Ohio 43214
Attn: Jeffrey Fischer
Fax:  (614) 727-5722

with a copy to:

Abbott Laboratories
Nutrition Legal Operations
3300 Stelzer Road
Columbus, Ohio 43214
Attn: Senior Counsel
Fax:  (614) 624-3074

Notices under this Agreement shall be deemed to be duly given: (a) when delivered by hand; (b) one (1) business day after confirmed facsimile or electronic mail transmission; or (c) two (2) business days after deposit with a recognized national or international overnight courier; or (d) on the delivery date indicated in the return receipt for registered or certified mail.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

23.  ENTIRE AGREEMENT

This Agreement, and the Exhibits and Schedules hereto, contain the entire agreement between the parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

24.  SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

25.  AMENDMENTS

No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both parties.

26.  WAIVER

No waiver will be implied from conduct or failure to enforce rights.  No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the party against whom it is sought to be enforced.  Waiver by either party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

27.  CONSTRUCTION OF AGREEMENT

Each party has cooperated in the drafting and preparation of this Agreement and, in any construction to be made of this Agreement, it shall not be construed against any party.

28.  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.  Each party acknowledges that an original signature or a copy thereof transmitted by facsimile shall constitute an original signature for purposes of this Agreement.

29.  PUBLIC ANNOUNCEMENTS

Neither party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter, nor use the name of the other party in any publicity, advertising or announcement, without the other party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing party’s counsel, required by law or the rules of a stock exchange on which the securities of the disclosing party are listed.  In the event a party is, in the opinion of its counsel, required to make a public disclosure by law or the rules of a stock exchange on which its securities are listed, such party shall submit the proposed disclosure in writing to the other party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

30.  DISPUTE RESOLUTION

If a dispute arises between the parties, the parties shall follow the alternative dispute resolution provisions provided for in Exhibit A.

31.  THIRD-PARTY BENEFICIARIES

Nothing in this Agreement, express or implied, except as regards permitted sub-distributors of Distributor which are approved by Abbott Nutrition, is intended or shall be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

32.  FURTHER ASSURANCES

Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required from time to time to effectuate this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Distribution Agreement to be executed by its duly authorized representative as of the Effective Date.

ABBOTT LABORATORIES INC.

SCHEDULE 1

LICENSED PRODUCTS

SCHEDULE 2

TERRITORY

Counties in the state of Florida consisting of:
Nassau, Duval, Baker, Union, Bradford. Clay, St. John's, Putnam, Flagler, Volusia, Pasco, Pinellas, Hillsborough, Manatee, Hardee, Sarasota, Desoto, Highlands, Glades, Charlotte, Lee, Hendry, Collier, Okeechobee, Indian River, St. Lucie, Martin, Palm Beach, Broward, Dade and Monroe

SCHEDULE 3

PRICES AND FREIGHT TERMS

$XXXX/case for all Licensed Product SKUs

SHIPMENT; TRANSFER OF TITLE AND RISK OF LOSS
Abbott Nutrition will be responsible for freight charges to the destination specified by Customer in its order, reserves the right to select the mode and the carrier, and reserves the right to determine the shipping point.

Title of the Products and risk of loss will transfer to Customer at the FOB Point upon signature of undamaged product.  but Abbott Nutrition will make such claims on behalf of Customer.  In the event of such a claim against the carrier, payment by Customer to Abbott Nutrition for that portion of the order to which the claim pertains is due five (5) days after resolution of the claim with the carrier.

SCHEDULE 4

STORAGE INSTRUCTIONS

▪	Cannot double stack pallets
▪	Store in food grade warehouse or better
▪	Avoid extreme temperatures (over 95 degrees Fahrenheit)

EXHIBIT A

ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that from time to time a dispute may arise relating to either party’s rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days after the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.           To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.           Within twenty-one (21) days following the initiation of the ADR proceeding, the parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, each party will select one independent, impartial and conflicts-free neutral and those two neutrals will select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter.  None of the neutrals selected may be current or former employees, officers or directors of either party, its subsidiaries or affiliates.

3.           No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral(s) shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral(s) shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

4.           At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral(s):

(a)           a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)           a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)           a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The parties agree that neither side shall seek as part of its remedy any punitive damages.

(d)           a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.           The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)           Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)           Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)           The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)           Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)           Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral(s) shall have sole discretion regarding the admissibility of any evidence.

6.           Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.           The neutral(s) shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral(s) shall not issue any written opinion or otherwise explain the basis of the ruling.

8.           The neutral(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)           If the neutral(s) rule(s) in favor of one party on all disputed issues in the ADR, the losing party shall pay one hundred percent (100%) of such fees and expenses.

(b)           If the neutral(s) rule(s) in favor of one party on some issues and the other party on other issues, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.           The rulings of the neutral(s) and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.           Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral(s) shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.           All ADR hearings shall be conducted in the English language.